Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 Nos. 333-112142 and 333-124862, Registration Statement S-4 No. 333-112143 and Registration Statements S-8 Nos. 333-69145, 333-124653, 333-75993, 333-64795, 333-01461, 33-49872, 333-69147, 333-38178, 333-38184, 333-19335-01 and 333-118693 of Newmont Mining Corporation of our report dated February 24, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our report dated February 27, 2004 relating to the financial statements of Nusa Tenggara Partnership V.O.F which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Denver Colorado

October 26, 2006